Exhibit 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

July 14, 2011

Board of Directors
BioDrain Medical, Inc.
2060 Centre Pointe Boulevard, Suite 7
Mendota Heights, Minnesota 55120

Re:             BioDrain Medical, Inc. 2008 Equity Incentive Plan, as amended (the “Plan”)

Gentlemen:

We have acted as counsel to BioDrain Medical, Inc., a Minnesota corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 4,000,000 shares of the Company's common stock, par value $0.01 (the "Shares").

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the Plan and the proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable.  We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

Very truly yours,

RICHARDSON & PATEL LLP

/s/ Richardson & Patel LLP